Exhibit 99
NEWS RELEASE

                                                           For Immediate Release
                                                                January 23, 2002


For Further Information Contact:
Jerry Francis, President & CEO
(304) 769-1101

  City Holding Company Announces Fourth Quarter Results and Earnings Turnaround

Charleston, West Virginia - City Holding Company, "the Company" (NASDAQ:CHCO), a $2.1 billion bank holding company headquartered in Charleston, today announced net income for the fourth quarter of 2001 of $7.6 million, or $0.45 per share, compared with a net loss of $41.8 million, or a loss of $2.47 per share, in the fourth quarter of 2000. These were the first positive earnings reported by the Company since the second quarter of 2000.

During the fourth quarter of 2001, the Company completed the sale of its' California banking affiliates. The Company received $23 million in proceeds from the sale that were used to completely pay off the Company's debt with another financial institution. As a result of the sale, the Company's total assets decreased by $195 million, loan balances decreased by $149 million, and deposit balances decreased by $175 million. The Company recorded a pre-tax gain on the sale of $4.7 million. During 2001, the California banking franchises contributed net interest income of $6.8 million and net income of $1.8 million. This divestiture completed the Company's goal of returning to its core banking franchise in West Virginia.

Excluding the book gain recorded on the sale of the California banks, after-tax net income would have been $4.8 million, or $0.29 per share for the fourth quarter. Also after excluding the gain, the return on assets during the fourth quarter was 0.86%, the return on equity was 13.3%, and the efficiency ratio was 68.1%.

For the twelve months ended December 31, 2001, the Company recorded a loss of $8.0 million, or $0.47 per share, excluding the effect of a change in accounting. This compares to a reported loss of $38.4 million, or $2.27 per share, during 2000. As previously announced, the Company recorded a $18.0 million after-tax charge on April 1, 2001, in conjunction with the adoption of new accounting guidance (EITF 99-20) related to its retained interests in securitized loans. As a result of the cumulative effect of the accounting change, the Company had a net loss during 2001 of $26.0 million, or $1.54 per share.

"The Company entered 2001 with significant challenges", stated Jerry Francis, President and CEO of City Holding Company and its primary subsidiary City National Bank of West Virginia (the "Bank"). "The bank's primary regulator, the Office of the Comptroller of the Currency ("OCC") had entered into a formal agreement with the Bank's Board in June of 2000 requiring the Board and Management to take steps to address problems in the bank's loan portfolio and other operating practices. There were concerns about the quality of the loan portfolio, and the Company was burdened by unsuccessful ventures into various non-core activities including two banking subsidiaries in California, an Internet Service Provider ("ISP"), a printing and direct mail company, mortgage origination units in California, Atlanta and Maryland, a collections company in Dallas, and a mortgage servicing business. The Company's operating expenses were significantly above peer levels; it had a portfolio of problem loans; and there was insufficient revenue. The price of the Company's common shares at the end of 2000 had fallen to $5.75. The prospects for returning the Company to a stable and profitable position were not clear."

"We ended 2001 a changed Company. The Board and Management take great pride in the accomplishments that have been achieved across the Company through the extraordinary efforts of all our officers and staff. With the Board's full support, management and staff have taken dramatic action to address difficulties arising out of previous business strategies and transactions that provide to be unprofitable for the company. These difficulties included loan quality problems, ventures beyond the traditional business focus of the Company, and associated operational problems that arose within the Company. We have sold the bank's ISP, the printing and direct mail company, and the Company's two banking subsidiaries in California. We exited the mortgage servicing business, and continued the process, begun in 2000, to cease originating mortgages outside the West Virginia and contiguous markets. We have improved service charge revenue to a level commensurate with our competitors and worked to identify opportunities to operate more efficiently."

"As we begin a new year, we believe that City Holding Company has turned the corner. We anticipate stronger and steadier performance during 2002. We continue to have challenges in managing the bank's problem loans and in achieving high levels of operating efficiency. But, we believe that the organization now has the will, direction, and the resources to get the job done. We have evaluated the risk inherent in the Bank's loan portfolio, and believe that we have adequately provided for probable losses within our Allowance for Loan Losses. We have identified strategies to bring our operating expenses into line with other community banks of our size and structure. Our net interest income is strong and non-interest income (primarily branch service charges, trust fees, and insurance revenues) is at a high and sustainable level. The Provision for Loan Losses and operating expenses remain higher than our peers, but are issues that we can, and will, continue to address during 2002. Given the Company's financial performance in the fourth quarter, and based upon our assumptions regarding such things as loan quality and the default rate on the Company's retained interests in securitized mortgages, the Company believes that it should be able to achieve earnings per share of $1.25 to $1.50 during 2002."

"The year has been rewarding for holders of common shares of City Holding Company. Common shares of City Holding Company closed the year at $12.04, after hitting a high of $13.40 on December 26th. At a price of $12.04, this represents 110% appreciation in 2001 for our loyal shareholders. As a Board and management team, we hope to continue to earn and reward the confidence that our shareholders have placed in us. "

"We believe that West Virginia offers the Company significant opportunity to operate a strong deposit-focused franchise, and we look forward to competing aggressively to increase our market share in what we believe are key markets and products. Unlike our other large market-share competitors, City National is truly a community bank with its roots firmly embedded in West Virginia, and its focus now appropriately re-directed to individuals and business within our markets."

Credit Quality

During the fourth quarter of 2001, the Company recorded a $1.8 million Provision for Loan Losses. For the year ended December 31, 2001, the Provision for Loan Losses was $32.2 million. Net Charge-offs during the fourth quarter were $8.3 million, and $22.1 million for the year. The Allowance for Loan Losses ("ALLL") increased from $40.6 million at December 31, 2000 to $48.6 million at December 31, 2001.

At December 31, 2001 the ALLL represented 3.50% of average loans outstanding compared to an ALLL of 2.06% of average loans outstanding at December 31, 2000. The ALLL to average loan ratio increased during the fourth quarter due to the sale of the California subsidiaries, which had an ALLL of $2.1 million and loans of $147.4 million. In fact, the ALLL to average loan ratio for City National Bank remained flat during the fourth quarter. The Net Charge offs "NCO" to average loans outstanding for the year 2001 were 1.26% as compared to .61% for the full year 2000. Net Charge-offs during 2001 were $13.0 million in commercial lending, $3.6 million in mortgage, and $5.5 million in consumer installment lending. During the fourth quarter, the Bank sold four of its largest commercial loans that were deemed to pose significant credit risk to the Company. These loans had outstanding balances of $17.6 million, resulting in a charge-off of $3.5 million. Of these loans, $2.4 million were non-accruing, and $15.4 million were performing. Despite significant charge-offs, non-performing loans remain at high levels. The Bank also elected to charge-off all loans managed as commercial relationships (including some real-estate mortgage loans managed by commercial lenders) with outstanding balances less than $60,000 that were more than 90 days past due. This is consistent with the Bank's treatment of past due installment loans. As a result, charge-offs during the fourth quarter were relatively high.

While the ALLL as a percent of average loans outstanding is high compared to other banks, management believes that the ALLL correctly reflects the risk inherent in the Bank's loan portfolio as demonstrated by the level of charge-offs and the level of non-performing loans ("NPL's"). For December 31,

2001, the ratio of non-performing loans to total loans and Other Real Estate Owned ("OREO") was 2.47% compared to 1.21% at December 31, 2000.

Managing problem loans will continue to be one of the Company's highest priorities for 2002. To that end, Management has retained the services of a team of commercial lenders with strong loan workout experience. Their efforts will be devoted to reducing the Bank's levels of problem loans through remedial action to restructure credits, loan sales, and other efforts to remove problem loans from the Bank's balance sheet. The Company recognizes that the current weakness in the U.S.economy poses a threat to the credit quality of bank's loan portfolios, and that no assurance can be given that the ALLL is sufficient to provide for unforeseen developments in the economy. However, management believes that West Virginia's economy is less sensitive to the current recessionary trends, and believes that the Bank's ALLL is sufficient given what is currently known about the Bank's loan portfolio and customer base.


Net Interest Income

The Company recorded fully taxable net interest income of $24.6 million in the fourth quarter of 2001, compared to $21.2 million in the fourth quarter of 2000, an increase of $3.4 million or 16%. For the year ended December 31, 2001, fully taxable net interest income was $92.9 million, compared to $91.6 million for 2000, an increase of $1.3 million.

Accruals on the Bank's retained interests in securitized loans accounted for $2.6 million of the increase in the fourth quarter and $7.4 million of the increase for the full year. In accordance with the adoption of new accounting guidance (EITF 99-20) on April 1, 2001, the Bank reinstituted the accrual of interest income on its retained interests using the effective yield method. As a result, the Bank accrued interest at a rate of 10.40% and 15.12% for the twelve and three month periods ending December 31, 2001, respectively.

Fully taxable net interest income increased $0.8 million in the fourth quarter of 2001 compared to the fourth quarter of 2000 excluding the impact of the accrual on the retained interests, and despite a decrease in the quarterly average loan balances of 22%. This increase in net interest income despite smaller balance sheet size can be attributed to lower interest rates in the later part of 2001, which in turn, allowed management to tightly control rates paid on certain depository accounts. Further, the decrease in loan balances allowed management to eliminate reliance on brokered deposits and significantly reduce outstanding CD balances that were added at high rates of interest during 2000. As a result of reduced funding costs and the accrual on the Bank's retained interests in securitized loans, the Bank's net interest margin increased substantially from 3.42% in the fourth quarter of 2000 to 4.67% in the fourth quarter of 2001.

For the year ended December 31, 2001, fully taxable net interest income decreased by $6.0 million excluding the impact for the accrual of income on the retained interests. This decline in net interest income for 2001 can be attributed to the decline in loan balances outstanding as loan balances were down, on average, 11% during 2001.

The net interest margin increased from 3.66% during 2000 to 4.12% during 2001 due to the reasons noted above for the fourth quarter increase.

Balance Sheet Trends

Total assets at December 31, 2001 were $2.116 billion, compared with $2.672 billion at December 31, 2000. Net loan balances outstanding decreased from $1.928 billion at December 31, 2000 to $1.342 billion at December 31, 2001, a decrease of $586 million or 30%. $147 million of the decline in net loan balances can be attributed to the sale of the California banking subsidiaries.

Between December 31, 2000 and December 31, 2001 residential real estate loans were down $262 million or 29%, commercial real estate loans were down $68 million or 19%, other commercial loans were down $139 million or 49%, installment loans were down $94 million or 43%, and indirect installment loans were down $49 million or 36%. During this period, only home equity loans and credit cards were up, $31 million or 47%, and $2 million respectively.

Allowing loan balances to decline has been part of the Company's strategic plan for several reasons. First, credit quality has been less than acceptable in some broad lending areas such as installment lending, indirect lending and commercial lending. Secondly, the Company's exit from the mortgage banking business impacted the Bank's ability to generate residential mortgage loans. Third, the bank's liquidity position during 2000 was a primary concern for the OCC. Liquidity has improved dramatically since 2000 due to decreases in loan balances outstanding, which has in turn allowed the Bank to virtually eliminate its reliance on brokered deposits and other borrowed funds.

Total deposits were $1.691 bllion at December 31, 2001 compared to $2.084 billion at December 31, 2000, a decline of $393 million or 19%. Of this amount, $175 million can be directly attributed to the sale of the California banking subsidiaries. The remaining decrease in deposit balances came from the non-renewal of certificates of deposit that were at high rates of interest. The run-off of these very high cost deposits was part of the plan that has improved liquidity without significantly impacting net interest income. Checking and Savings deposit balances were down at December 31, 2001 by $18 million or 2% from December 31, 2000. However, the checking and savings deposit balances at the California banks totaled $66 million at the time of the sale.

Retained Interests in Securitized Loans

Between 1997 and 1999, the company originated and securitized $760 million in 125% loan to value second mortgages in six separate pools. The Company retained an interest in the final cash flows associated with the underlying mortgages in these pools with the earliest cash flows associated with each pool being attributed to the purchasers of the securitized loan pools.

At November 30, 2001, the outstanding principal balances of the mortgages securitized was $378.4 million. The outstanding obligation to the purchasers of the priority claims was $268.8 million. As a result, the Company has an interest in $109.6 million in mortgage balances outstanding. However, to the extent that defaults occur within these portfolios, the Company will receive less than the full amount. The Company determines the value of the retained interests using assumptions regarding default rates, prepayment rates, and an appropriate discount rate for assets of similar characteristics (which was established at 14%). At December 31, 2001 the Company estimates the fair value of these assets to be $77.7 million, compared to the book value of $71.3 million.

On April 1, 2001, the Company recorded an $18.0 million after-tax charge, in conjunction with the adoption of new accounting guidance (EITF 99-20) related to its retained interests in these securitized loans. During the first quarter of 2001, the Company had increased its projected cumulative default assumptions due to the economic forecasts released during the first quarter and the completion of the Company's sale of the loan servicing responsibilities for its securitized loans to an independent third part. As a result, the value of the retained interests decreased and upon adopting EITF 99-20, the unrealized losses on the retained interests was reflected as a cumulative effect adjustment due to a change in accounting in the Company's Consolidated Statement of Income.

EITF 99-20 requires the bank to accrete the excess of the estimated future cash flows over the retained interests' carrying value as interest income over the life of the investment using the effective yield method. Therefore, the loans were accruing at the rate of 15.12% during the fourth quarter, rather than the 14% accrual rate established at April 1, 2001.

It should be noted that no cash has been received by the Company for these assets. Their value is accrued toward the expectation of when, and how much, cash will be received in the future, once priority claims are satisfied. At present the Company estimates that it will receive its first amount of cash on one of the outstanding pools in March of 2003. Were the estimated value of the retained interests to fall below the book value of the assets, the bank would be required, under EITF 99-20, to immediately reduce the book value of the assets to their estimated fair value. Given that these loans are geographically dispersed throughout the United States, and given the economic recession currently being experienced, there can be no assurances regarding when, or how much, cash will eventually be received for these assets. However, at December 31, 2001, management believes that its assumptions were appropriate given the information available regarding default rates and prepayment rates on the six individual pools outstanding.

Non-Interest Income

Non-Interest Income in the fourth quarter of 2001 was $13.4 million, and included a gain on the sale of the California banks of $4.7 million. This compares to $5.7 million during the same period in 2000, which included investment security losses of $5.0 million. Non-interest income for the year ended December 31, 2001 was $42.9 million, compared to $41.0 million during 2000 despite the significant decline in non-interest income from the mortgage banking business. Beginning in 2000, the Company began an exit of out-of-market mortgage origination and servicing activities that drove much of the Company's non-interest revenue. Overall, mortgage banking revenues were $17.7 million in 2000, but only $4.0 million in 2001.

Given the dramatic shift in the Company's business, it is difficult to compare non-interest income between 2000 and 2001. However, it is much easier to focus on changes in individual sources of non-interest income. With the decline in mortgage banking revenue, non-interest revenue is driven primarily by service charges associated with retail deposit accounts. Service charge revenue was up significantly during the fourth quarter of 2001 to $5.8 million as compared to $2.9 million for the same period in 2000, a 200% increase, and up to $17.9 million for the year ended December 31, 2001 compared to $10.8 million for the year ended December 31, 2000, a 166% increase. During 2001, the Bank implemented policy changes that resulted in substantially higher collection rates of service charges and fees and initiated fee increases to match competitor pricing. Other non-interest income includes trust and insurance revenues. During 2001, the Bank recognized income on investment security gains and losses of $2.4 million. This gain was primarily capital gains on an investment in a mutual fund oriented toward producing capital gains to offset a capital loss carry-forward that the Company has from a prior period.

Following the significant increases in service charges, in the fourth quarter of 2001, non-interest income, excluding the gain on the sale of the California banks, represented 27% of total revenues, in line with peer bank averages. As previously mentioned, increasing these revenues was a primary objective of management during 2001.

Non-Interest Expenses

The non-core banking activities of the Company historically produced significant non-interest income, but also entailed considerable non-interest expense. Management spent a significant amount of time and energy to reduce these expenses and bring the level of non-interest expense closer to peer average. As a result, non-interest expense fell in the fourth quarter to $22.5 million from the $68.3 million recorded in the fourth quarter of 2000. However, special charges were recorded in the fourth quarter of 2000 related to the following:
$27.4 million to write-down the Company's Specialty Finance Loan Origination division, the internet service provider, and the direct mail/printing division; a $14 million write-down on the California banking subsidiaries; and a $5 million write down on an investment in two Small Business Investment Corporations.

For the full year ended December 31, 2001, non-interest expenses fell to $114 million from $159 million for the year ended December 31, 2000, a 28% decrease.

For the fourth quarter of 2001, salaries & other employee benefits were down $1.0 million or 9.4% from the fourth quarter of 2000. There were unusual expenses associated with severances paid to employees of the California subsidiaries during the fourth quarter ($0.6 million) and the cost of paying certain employees to whom the Company had become obligated for unused vacation time ($0.3 million). During the third quarter, the Company embarked upon a project to establish "Best Practice" operating procedures and policies throughout the Company, allowing the Company to staff at levels comparable to similarly sized institutions. Excluding reductions in staffing achieved as a result of exiting out-of-market and non-bank operations, this effort resulted in the elimination of approximately 300 positions through attrition and a severance program. The Bank took a $2.2 million charge for severance costs related to approximately 160 employees severed in August and September. The elimination of these positions was expected to produce savings of $7 million annually. These expense reductions are reflected in the level of salary and benefit expense incurred in the fourth quarter 2001.

For the fourth quarter of 2001, occupancy expense was down $0.4 million or 16% from the fourth quarter of 2000. During 2001, the Bank consolidated its operations in Charleston and exited several operational facilities and branch bank locations.

For the fourth quarter of 2001, depreciation decreased $1.5 million or 45% from the fourth quarter of 2000. Depreciation expense was down markedly due to disposal of equipment no longer used in the Company's operations during 2001, and the sale of the internet, direct mail and other subsidiaries.

For the fourth quarter of 2001, telecommunication expense was down $0.4 million from the fourth quarter of 2000 due to the discontinuation of the Company's activities in California and the extensive communication expenses that were entailed in those operations.

For the fourth quarter of 2001 the Company incurred no advisory fees for loan production office expenses as compared to $0.6 million incurred in the fourth quarter of 2000. These expenses were eliminated as the bank refocused on the core West Virginia banking market and exited the mortgage banking business.

For the fourth quarter of 2001, the Company incurred $1.5 million in professional fees and litigation expense, similar to the amount incurred in the fourth quarter of 2000. For the year, the Company incurred $9.2 million in professional fees and litigation expenses compared to $4.9 million for 2000. Professional fees and litigation expenses include accounting fees, legal fees, actual and estimated legal settlements, and other consulting fees. As previously disclosed, the Company accrued $3 million of litigation expense in the third quarter to reflect developments that increased the probability of an unfavorable outcome related to operations the Company has either sold or closed. The Company also incurred significant expenses associated with assessing and implementing necessary steps to improve the Company's operations throughout 2001.

For the fourth quarter of 2001, the Company incurred $0.5 million in loss on disposal and impairment of fixed assets, as compared with $4.4 million during the fourth quarter of 2000. For the year ended December 31, 2001, the Company incurred a loss of $4.0 million on the disposal and impairment of fixed assets as compared to $4.8 million during 2000. These fixed assets included facilities written down to market value as well as equipment used in business lines that the Company had chosen to exit.

For the fourth quarter of 2001, the Company incurred $0.3 million on repossessed asset losses and expenses as compared to $1.2 million during the fourth quarter of 2000. For the year ended December 31, 2001, these expenses totaled $2.6 million, flat against the prior year. These expenses are associated with either the costs of managing, or losses on sale, of real estate, autos, and other consumer collateral acquired through repossession. Management has made every effort to correctly value assets at the time that they are repossessed with losses being charged to the ALLL so there will not be significant losses on the sale of real estate or other repossesses property in the future.

For the fourth quarter of 2001, the Company incurred insurance and regulatory expense of $0.5 million, similar in the amount recorded in the fourth quarter of 2000. FDIC insurance costs account for approximately 50% of these expenses, and are high due to the bank's formal agreement with the OCC. In the best case, the Company does not expect that its FDIC insurance costs will reach normal levels until 2003.

Other expenses were $3.8 million in the fourth quarter of 2001, as compared to $6.4 million in the fourth quarter of 2000. For the full year of 2001, Other expenses were $19.9 million as compared to $21.5 million in 2000. Examples of Other Expenses include the costs of depository losses, expenses of originating loans, travel and entertainment, amortization of intangibles, and data processing expenses. Amortization of Goodwill during 2001 was $0.6 million.

Capitalization

At December 31, 2001 the Company's Tier I Capital ratio was 9.2%, the Total Risk based Capital Ratio was 12.9%, and the Leverage Ratio was 6.9%. As such, capital ratios of both the Company and its lead bank, City National Bank of West Virginia ("City National"), remain above regulatory requirements to be classified as "well capitalized."

Effective January 1, 2002 the Company is subject to new regulatory capital requirements related to the bank's investment in retained interest in securitized mortgages. Had the Company been required to comply with those capital ratio's at December 31, 2001 both the Bank and the Company would have continued to have been well capitalized. The Company estimates that it would have had a Tier I Capital ratio of 7.6%, a Total Risk-based Capital Ratio of 11.4%, and a Leverage Ratio of 5.6%.

It is the policy of the Federal Reserve (which regulates the Company) that dividends (common or preferred) should be funded by net income available to common shareholders over the past year. It is the policy of the OCC (which regulates the Bank) that approval by the Comptroller shall be required if dividends are proposed which exceed the current year's net income plus the retained net income of the prior two years. Given the Company's significant losses in 2000 and 2001, OCC policy restricts dividends through at least the end of 2002 without the approval of the Comptroller. The Company believes that if it can demonstrate stable and sustainable net income during 2002, it can achieve regulatory approval in order to pay preferred shareholders the accumulated cumulative dividends at some time during 2002. . The Company has previously announced that dividends on the Trust Preferred Securities will not be paid in April.

Regulatory Environment

The Company's principal banking subsidiary, City National of West Virginia, remains under a formal agreement with the Office of the Comptroller of the Currency ("OCC"). The Company believes that the bank continues to make strong progress is meeting and complying with the OCC's requirements which are now principally focused on commercial lending policies and procedures. The most significant impact of the formal agreement on the Company and its shareholders are the higher costs associated with deposit insurance, the staff burden of regulatory compliance, and limitations on capital management strategies such as dividend payments.

For your information and assistance in analyzing the financial performance of City Holding Company over the prior 4 quarters, we provide the following summary of unusual pre-tax revenues or expenses previously disclosed in the financial statements:


   2000: Fourth Quarter
      o $27.4 million to write-down the Company's Specialty Finance Loan Origination division, the internet service provider, and the direct mail/printing division.
      o     $14 million write-down on the California banking subsidiaries
      o $ 5 million write down on an investment in two Small Business Investment Corporations

   2001: First Quarter
      o $2.2 million fair value adjustment to the Company's retained interest in securitized loans
      o $1.9 million recognizing a contractual obligation to FNMA to repurchase a loan servicing portfolio previously acquired and then sold. (The Company has been able to partially offset this expense with excess servicing fees paid to FNMA that have been taken into income in subsequent quarters. However, given the company's exit from the loan servicing business, there can be no assurance that the Company will be able to continue to have income from this particular source).
      o $2.0 million to reflect the estimated market value of the direct mail/marketing business.
      o     $1.3 million in severance costs for departing executive management.
      o     $0.5 million in miscellaneous unusual expenses

   2001: Second Quarter
      o $30 million pre-tax charge in conjunction with the required adoption of new accounting guidance (EITF 99-20) related to its retained interest in securitized loans.
      o a $3.4 million recovery on the sale of the Company's Internet service provider and direct mail divisions against the book value of those assets, which had been previously written down to their estimated fair values.
      o     a $1.6 million write-down on facilities that the Company will exit
      o     a $1.4 million write-off of software

   2001: Third Quarter
      o     severance charges of $2.2 million
      o     legal reserve of $3 million
      o a $1.3 million charge for the repurchase of loans sold or securitized without credit recourse upon which the Company is obliged to compensate the purchaser for deficiencies in documentation previously warranted by the Company.
      0 A $0.6 million write-down in Other Real Estate Owned to reflect current market values in a weakening economy.

   2001: Fourth Quarter
      o Net Income included a book gain on the sale of two California banking subsidiaries of $4.7 million.


City Holding Company is the parent company of City National Bank of West Virginia. In addition to the Bank, City National Bank operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risk and uncertainties, including a variety of factors that may cause the actual results of the Company to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) the formal agreement with the Comptroller of the Currency may have effects on the Company's business that are not currently anticipated, including effects on operating results; (2) competitive pressures may increase significantly; (3) general economic or business conditions, either nationally or in the states or regions in which the companies do business may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (4) legislative or regulatory changes may adversely affect the businesses in which the companies are engaged; (5) changes may occur in the securities markets; (6) the Allowance for Loan Losses may prove inadequate and additional provision may be required in subsequent periods; (7) assumptions made regarding the Company's retained interests in securitized mortgages may prove to be inaccurate resulting in the need to take additional charges to write down those assets; (8) the Company may incur expenses associated with risks of unforeseen litigation.

CITY HOLDING COMPANY AND SUBSIDIARIES
Financial Highlights
(unaudited)
---------------------------------------------------------- ------------------------------------ --------------
                                                                   Three Months Ended
                                                             December 31,       December 31,       Percent
                                                                 2001               2000           Change
                                                           ------------------ ----------------- --------------
Earnings ($000s except per share):
   Net Interest Income (FTE)                                     $24,600          $21,232             15.9%
   Net Income                                                      7,595          (41,766)             N/A
   Earnings per Share                                               0.45            (2.47)             N/A
   Earnings per Diluted Share                                       0.45            (2.47)             N/A
---------------------------------------------------------- ------------------ ----------------- --------------
Key Ratios (percent):
   Return on Average Assets                                         1.34%           (6.12)%            N/A
   Return on Average Equity                                        20.93           (84.04)             N/A
   Net Interest Margin                                              4.67             3.42             36.5
   Efficiency Ratio                                                60.88           218.07            (72.1)
   Average Shareholders' Equity to Average Assets                   6.42             7.28            (11.8)
Risk-Based Capital Ratios (a):
   Tier I                                                           9.22%            9.05%             1.9
   Total                                                           12.89%           11.61%            11.0
---------------------------------------------------------- ------------------ ----------------- --------------
Common Stock Data:
   Cash Dividends Declared per Share                                -               $0.08           (100.0)
   Book Value per Share                                             8.67             9.68            (10.4)
   Market Price per Share:
     High                                                          13.40             7.25             84.8
     Low                                                            9.25             4.88             89.5
     End of Period                                                 12.04             5.75            109.39
   Price/Earnings Ratio (b)                                         6.69             N/A               N/A

(a) December 31, 2001 risk based capital ratios are estimated.
(b) December 31, 2001 price/earnings ratio computed based on annualized fourth quarter 2001 earnings.

---------------------------------------------------------- ------------------------------------ --------------
                                                                   Twelve Months Ended
                                                             December 31,       December 31,      Percent
                                                                  2001              2000          Change
                                                           ------------------ ----------------- ------------

Earnings ($000s except per share):
   Net Interest Income (FTE)                                     $92,863          $91,637              1.3%
   Net Income                                                    (26,000)         (38,373)             N/A
   Earnings per Share                                              (1.54)           (2.27)             N/A
   Earnings per Diluted Share                                      (1.54)           (2.27)             N/A
---------------------------------------------------------- ------------------ ----------------- --------------
Key Ratios (percent):
   Return on Average Assets                                        (1.07)%          (1.38)%           22.5
   Return on Average Equity                                       (16.85)          (19.22)            12.3
   Net Interest Margin                                              4.12             3.66             12.6
   Efficiency Ratio                                                86.98           117.46            (25.9)
   Average Shareholders' Equity to Average Assets                   6.34             7.19            (11.8)
---------------------------------------------------------- ------------------ ----------------- --------------
Common Stock Data:
   Cash Dividends Declared per Share                                -               $0.44           (100.0)
   Market Price per Share:
     High                                                          13.40            16.19            (17.2)
     Low                                                            5.38             4.88             10.2
---------------------------------------------------------- ------------------ ----------------- --------------

CITY HOLDING COMPANY AND SUBSIDIARIES
     Financial Highlights
     (unaudited)
------------------------------------------------ -------------- --------------- -------------- ---------------
Book Value and Market Price Range per Share
                                                                                        Market Price
                                      Book Value per Share                             Range per Share
                    March 31        June 30      September 30    December 31         Low            High
                  -------------- --------------- -------------- --------------- -------------- ---------------
1996 (a)                $14.63         $14.83          $13.83         $14.21          $19.77         $26.25
1997 (a)                 13.90          14.41           16.18          16.56           25.75          43.25
1998 (a)                 17.18          18.72           18.56          13.09           30.00          51.00
1999                     13.07          12.85           12.80          11.77           12.50          32.75
2000                     11.76          11.72           11.72           9.68            4.88          16.19
2001                      8.82           8.70            8.37           8.67            5.38          13.40


------------------------------------------------ --------------- -------------- --------------- --------------
Earnings per Share
                                         Quarter Ended                           Year - to -
                     March 31        June 30      September 30    December 31        Date
                  --------------- -------------- --------------- -------------- ---------------

1996 (a)                $ 0.44          $ 0.46         $ 0.45          $ 0.46     $    1.81
1997 (a)                  0.47            0.52           0.57            0.47          2.03
1998 (a)                  0.48            0.49           0.56           (0.89)         0.31
1999                      0.31            0.42           0.14           (0.49)         0.37
2000                      0.24            0.02          (0.05)          (2.47)        (2.27)
2001                     (0.34)          (1.19)         (0.46)           0.45         (1.54)


------------------------------------------------ --------------- -------------- --------------- --------------
Earnings per Diluted Share
                                         Quarter Ended                           Year - to -
                     March 31        June 30      September 30    December 31        Date
                  --------------- -------------- --------------- -------------- ---------------

1996 (a)                $ 0.44          $ 0.46         $ 0.45          $ 0.46     $    1.81
1997 (a)                  0.47            0.52           0.57            0.46          2.02
1998 (a)                  0.48            0.48           0.56           (0.89)         0.31
1999                      0.31            0.42           0.14           (0.49)         0.37
2000                      0.24            0.02          (0.05)          (2.47)        (2.27)
2001                     (0.34)          (1.19)         (0.46)           0.45         (1.54)

(a) Per share amounts reported in 1996, 1997, and through September 30, 1998 are as previously reported by City Holding Company and have not been restated to include the operations of Horizon Bancorp, Inc.

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited) ($ in 000's)

                                                                             Three Months Ended December 31
                                                                                  2001            2000
                                                                            ---------------------------------
Interest Income
   Interest and fees on loans                                                       $32,104        $43,992
   Interest on investment securities:
    Taxable                                                                           3,989          4,600
    Tax-exempt                                                                          770          1,104
   Interest on retained interests                                                     2,628             48
   Interest on federal funds sold                                                       394             49
                                                                            ---------------------------------
                              Total Interest Income                                  39,885         49,793
Interest Expense
  Interest on deposits                                                               11,988         22,166
  Interest on short-term borrowings                                                   1,128          4,698
  Interest on long-term debt                                                            497            287
  Interest on trust preferred securities                                              2,087          2,004
                                                                            ---------------------------------
                              Total Interest Expense                                 15,700         29,155
                                                                            ---------------------------------
                               Net Interest Income                                   24,185         20,638
Provision for loan losses                                                             1,820         17,030
                                                                            ---------------------------------
               Net Interest Income After Provision for Loan Losses                   22,365          3,608
Non-Interest Income
  Investment securities gains (losses)                                                  565         (5,017)
  Service charges                                                                     5,759          2,878
  Mortgage loan servicing fees                                                           88          2,668
  Net origination fees on junior-lien mortgages                                           -            120
  Gain on sale of loans                                                                 160            904
  Other income                                                                        6,837          4,125
                                                                            ---------------------------------
                            Total Non-Interest Income                                13,409          5,678
Non-Interest Expense
  Salaries and employee benefits                                                      9,175         10,130
  Occupancy and equipment                                                             2,200          2,633
  Depreciation                                                                        1,805          3,283
  Advertising                                                                           528            508
  Telecommunications                                                                    765          1,144
  Office supplies                                                                       725            539
  Postage and delivery                                                                  713            629
  Loan production office advisory fees                                                    -            571
  Professional fees and litigation expense                                            1,547          1,516
  Loss on disposal and impairment of fixed assets                                       469          4,355
  Repossessed asset losses and expenses                                                 326          1,168
  Insurance and regulatory                                                              507            588
  Retained interest impairment                                                            -              -
  Goodwill impairment                                                                     -         34,832
  Other expenses                                                                      3,784          6,431
                                                                            ---------------------------------
                            Total Non-Interest Expense                               22,544         68,327
                                                                            ---------------------------------
      Income (Loss) Before Income Taxes and Cumulative Effect of Accounting
           Change                                                                    13,230        (59,041)
Income Tax Expense (Benefit)                                                          5,635        (17,275)
                                                                            ---------------------------------
           Income (Loss) Before Cumulative Effect of Accounting Change                7,595        (41,766)
Cumulative effect of accounting change, net of tax                                        -              -
                                                                            ---------------------------------
                                Net Income (Loss)                                    $7,595      $ (41,766)
                                                                            ---------------------------------
Basic Income (Loss) per Share
    Income (Loss) before cumulative effect of accounting change                      $  0.45      $  (2.47)
    Cumulative effect of accounting change                                              -              -
                                                                            ---------------------------------
      Net Income (Loss)                                                              $  0.45       $ (2.47)
                                                                            ---------------------------------
Diluted Income (Loss) per Share
    Income (Loss) before cumulative effect of accounting change                      $  0.45       $ (2.47)
    Cumulative effect of accounting change                                              -             -
                                                                            ---------------------------------
      Net Income (Loss)                                                               $ 0.45       $ (2.47)
                                                                            ---------------------------------
Average Common Shares Outstanding:
   Basic                                                                              16,888        16,888
                                                                            ---------------------------------
   Diluted                                                                            16,961        16,888
                                                                            ---------------------------------

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited) ($ in 000's)

                                                                          Twelve Months Ended December 31
                                                                              2001              2000
                                                                       --------------------------------------
Interest Income
   Interest and fees on loans                                                 $150,036          $180,513
   Interest on investment securities:
    Taxable                                                                     15,518            17,389
    Tax-exempt                                                                   3,340             4,608
   Interest on retained interests                                                7,430               185
   Interest on federal funds sold                                                1,156               217
                                                                       --------------------------------------
       Total Interest Income                                                   177,480           202,912
Interest Expense
  Interest on deposits                                                          67,543            82,756
  Interest on short-term borrowings                                              8,604            18,996
  Interest on long-term debt                                                     2,147             3,987
  Interest on trust preferred securities                                         8,121             8,017
                                                                       --------------------------------------
                            Total Interest Expense                              86,415           113,756
                                                                       --------------------------------------
                             Net Interest Income                                91,065            89,156
Provision for loan losses                                                       32,178            25,480
                                                                       --------------------------------------
             Net Interest Income After Provision for Loan Losses                58,887            63,676
Non-Interest Income
  Investment securities gains (losses)                                           2,382            (5,015)
  Service charges                                                               17,905            10,778
  Mortgage loan servicing fees                                                     383            16,962
  Net origination fees on junior-lien mortgages                                    598             2,331
  Gain (loss) on sale of loans                                                   3,039            (1,596)
  Other income                                                                  18,545            17,573
                                                                       --------------------------------------
                          Total Non-Interest Income                             42,852            41,033
Non-Interest Expense
  Salaries and employee benefits                                                42,758            47,957
  Occupancy and maintenance                                                      9,377            11,363
  Depreciation                                                                   8,777            12,291
  Advertising                                                                    2,465             3,788
  Telecommunications                                                             4,054             5,133
  Office supplies                                                                2,234             1,764
  Postage and delivery                                                           2,563             2,006
  Loan production office advisory fees                                           2,198             4,021
  Professional fees and litigation expense                                       9,248             4,901
  Loss on disposal and impairment of fixed assets                                3,951             4,805
  Repossessed asset losses and expenses                                          2,557             2,541
  Insurance and regulatory                                                       2,134             1,908
  Retained interest impairment                                                   2,182                 -
  Goodwill impairment                                                                -            34,832
  Other expenses                                                                19,907            21,502
                                                                       --------------------------------------
                          Total Non-Interest Expense                           114,405           158,812
                                                                       --------------------------------------
                   Loss Before Income Taxes and Cumulative
                           Effect of Accounting Change                         (12,666)          (54,103)
Income tax benefit                                                              (4,651)          (15,730)
                                                                       --------------------------------------
              Loss Before Cumulative Effect of Accounting Change                (8,015)          (38,373)
Cumulative effect of accounting change, net of tax                             (17,985)                -
                                                                       --------------------------------------
                                   Net Loss                                   $(26,000)        $ (38,373)
                                                                       --------------------------------------
Basic Loss per Share
     Loss before cumulative effect of accounting change                     $     (0.47)         $(2.27)
     Cumulative effect of accounting change                                       (1.07)           -
                                                                       --------------------------------------
       Net Loss                                                              $    (1.54)         $(2.27)
                                                                       --------------------------------------
Diluted Loss per Share
     Loss before cumulative effect of accounting change                      $    (0.47)         $(2.27)
     Cumulative effect of accounting change                                       (1.07)           -
                                                                       --------------------------------------
       Net Loss Income                                                       $    (1.54)         $(2.27)
                                                                       --------------------------------------
Average Common Shares Outstanding:
   Basic                                                                         16,888           16,882
                                                                       --------------------------------------
   Diluted                                                                       16,888           16,882
                                                                       --------------------------------------

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity
(unaudited) ($ in 000's)
------------------------------------------------------------------ ------------------------------------------

                                                                              Three Months Ended
                                                                    December 31, 2001     December 31, 2000
                                                                   --------------------- --------------------

Balance at September 30                                                       $141,363              $197,905
   Net Income (Loss)                                                             7,595               (41,766)
   Other Comprehensive Income:
     Change in Unrealized (Loss) Gain on Securities Available
          for Sale                                                              (2,609)                3,713
     Change in Unrealized Gains on Retained Interests in
          Securitized Mortgages                                                      -                 4,956
   Cash Dividends Declared                                                           -                (1,351)
                                                                   --------------------- --------------------
Balance at December 31                                                        $146,349              $163,457
                                                                   --------------------- --------------------


------------------------------------------------------------------ ------------------------------------------

                                                                              Twelve Months Ended
                                                                    December 31, 2001     December 31, 2000
                                                                   --------------------- --------------------

Balance at January 1                                                          $163,457              $198,542
   Net (Loss)                                                                  (26,000)              (38,373)
   Other Comprehensive Income:
     Change in Unrealized Gains on Securities Available for Sale                 2,407                 5,566
     Change in Unrealized Gains on Retained Interests in
         Securitized Mortgages                                                   6,485                 4,956
   Cash Dividends Declared                                                           -                (7,426)
   Issuance of Contingently-issuable Shares of Common Stock                          -                   192
                                                                   --------------------- --------------------
Balance at December 31                                                        $146,349              $163,457
                                                                   --------------------- --------------------


------------------------------------------------------------------ --------------------- --------------------

CITY HOLDING COMPANY AND SUBSIDIARIES
Condensed Consolidated Quarterly Statements of Income
(unaudited) ($000's)

                                                                  Quarter Ended
                                      ------------- -------------- -------------- ------------- -------------
                                        Dec. 31       Sept. 30        June 30       March 31      Dec. 31
                                          2001          2001           2001           2001          2000
                                      ------------- -------------- -------------- ------------- -------------

Interest Income                         $39,885         $  44,198   $  45,953     $  47,444         $49,793
Taxable Equivalent Adjustment               415               432         460           491             594
                                      ------------- -------------- -------------- ------------- -------------
Interest Income (FTE)                    40,300            44,630      46,413        47,935          50,387
Interest Expense                         15,700            20,496      23,383        26,836          29,155
                                      ------------- -------------- -------------- ------------- -------------
Net Interest Income                      24,600            24,134      23,030        21,099          21,232
Provision for Loan Losses                 1,820            14,348      10,280         5,730          17,030
                                      ------------- -------------- -------------- ------------- -------------
Net Interest Income After Provision
   for Loan Losses                       22,780             9,786      12,750        15,369           4,202
Non-Interest Income (a)                  13,409             8,209      12,520         8,714             363
Non-Interest Expense                     22,544            30,574      28,410        32,877          63,012
                                      ------------- -------------- -------------- ------------- -------------
Income (Loss) Before Income Taxes        13,645           (12,579)     (3,140)       (8,794)        (58,447)
Income Taxes                              5,635            (5,216)     (1,530)       (3,540)        (17,275)
Taxable Equivalent Adjustment               415               432         460           491             594
                                      ------------- -------------- -------------- ------------- -------------
Net Income (Loss)                         7,595            (7,795)     (2,070)       (5,745)        (41,766)
Cumulative Effect of Change in
   Accounting Principle, Net                  -                 -     (17,985)            -               -
                                      ------------- -------------- -------------- ------------- -------------
Net Income (Loss)                        $7,595           $(7,795)   $(20,055)      $(5,745)       $(41,766)
                                      ------------- -------------- -------------- ------------- -------------

(a) Includes a gain of approximately $4.67 million recognized on the sale of Del
Amo Savings Bank and Frontier State Bank completed on November 30, 2001.

------------------------------------- ------------- -------------- -------------- ------------- -------------

Earnings per Share                          0.45             (0.46)      (1.19)        (0.34)         (2.47)
Diluted Earnings per Share                  0.45             (0.46)      (1.19)        (0.34)         (2.47)
Cash Dividends Declared per Share             -                 -           -             -            0.08

------------------------------------- ------------- -------------- -------------- ------------- -------------

Average Common Shares (000's):
   Outstanding                             16,888          16,888      16,888        16,888          16,888
   Diluted                                 16,961          16,888      16,888        16,888          16,888
                                      ------------- -------------- -------------- ------------- -------------

Net Interest Margin                          4.67%          4.35%         4.05%         3.49%        3.42%
                                      ------------- -------------- -------------- ------------- -------------


------------------------------------- ------------- -------------- -------------- ------------- -------------

CITY HOLDING COMPANY AND SUBSIDIARIES
Non-Interest Income and Non-Interest Expense
(unaudited) ($ in 000's)

                                                                 Quarter Ended
                                      ------------- ------------- ------------- ------------- -------------
                                        Dec. 31       Sept. 30      June 30       March 31      Dec. 31
                                          2001          2001          2001          2001          2000
                                      ------------- ------------- ------------- ------------- -------------
Non-Interest Income:
   Service charges                      $ 5,759        $  4,851     $  4,361     $  2,934       $  2,878
   Mortgage loan servicing fees              88              50          213           32          2,668
   Net origination fees on
     junior-lien mortgage loans               -               -           58          540            120
   Gain (loss) on sale of loans             160             311        1,363        1,205            904
   Other income                           6,837           2,422        6,104        3,182          4,125
                                      ------------- ------------- ------------- ------------- -------------
Subtotal                                 12,844           7,634       12,099        7,893         10,695
Investment security gains (losses)          565             575          421          821         (5,017)
                                      ------------- ------------- ------------- ------------- -------------
     Total Non-Interest Income          $13,409        $  8,209      $12,520     $  8,714         $5,678
                                      ------------- ------------- ------------- ------------- -------------

Non-Interest Expense:
   Salaries and employee benefits       $ 9,175        $ 11,897     $ 10,235    $  11,451      $  10,130
   Occupancy and maintenance              2,200           2,218        2,491        2,468          2,633
   Depreciation                           1,805           2,079        2,416        2,477          3,283
   Advertising                              528             568          772          597            508
   Telecommunications                       765             685        1,081        1,523          1,144
   Office supplies                          725             468          368          673            539
   Postage and delivery                     713             775          656          419            629
   Loan production office advisory            -               2          889        1,307            571
   fees
   Professional fees                      1,547           5,249        1,162        1,290          1,516
   Loss on disposal and impairment
     of fixed assets                        469             322        3,160            -          4,355
   Repossessed asset losses and             326           1,312          486          433          1,168
   expenses
   Insurance and regulatory                 507             581          503          543            588
   Retained interest impairment               -               -            -        2,182              -
   Goodwill impairment                        -               -            -            -         34,832
   Other Expenses                         3,784           4,418        4,191        7,514          6,431
                                      ------------- ------------- ------------- ------------- -------------
     Total Non-Interest Expense         $22,544         $30,574      $28,410      $32,877       $ 68,327
                                      ------------- ------------- ------------- ------------- -------------

Employees                                   840             905        1,252        1,284          1,352
Branch Locations                             55              59           59           62             62

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
($ in 000's)
                                                                            December 31         December 31
                                                                               2001                 2000
                                                                       ------------------------------------------
                                                                            (Unaudited)
Assets
Cash and due from banks                                                     $      81,827          $    87,990
Federal funds sold                                                                 88,500                2,638
                                                                       ------------------------------------------
Cash and Cash Equivalents                                                         170,327               90,628
Securities available for sale, at fair value                                      383,552              385,462
Loans:
   Residential real estate                                                        631,103              892,734
   Home equity                                                                     98,100               66,723
   Commercial real estate                                                         284,759              353,026
   Other commercial                                                               145,989              284,844
   Installment                                                                    125,236              218,825
   Indirect                                                                        86,474              135,589
   Credit card                                                                     18,594               16,418
                                                                       ------------------------------------------
      Gross Loans                                                               1,390,255            1,968,159
   Allowance for loan losses                                                      (48,635)             (40,627)
                                                                       ------------------------------------------
Net Loans                                                                       1,341,620            1,927,532
Loans held for sale                                                                     -               17,900
Retained interests                                                                 71,271               85,206
Premises and equipment                                                             43,178               56,924
Accrued interest receivable                                                        12,422               18,242
Other assets                                                                       93,925               89,606
                                                                       ------------------------------------------
Total Assets                                                                   $2,116,295           $2,671,500
                                                                       ------------------------------------------

Liabilities
Deposits:
   Noninterest-bearing                                                       $    284,649         $    271,358
   Interest-bearing:
Demand deposits                                                                   392,258              394,615
Savings deposits                                                                  272,885              301,844
Time deposits                                                                     741,503            1,116,124
                                                                       ------------------------------------------
Total Deposits                                                                  1,691,295            2,083,941
Short-term borrowings                                                             127,204              248,766
Long-term debt                                                                     29,328               34,832
Corporation-obligated mandatorily redeemable capital securities of
   subsidiary trusts holding solely subordinated debentures of City                87,500               87,500
   Holding Company
Other liabilities                                                                  34,619               53,004
                                                                       ------------------------------------------
                           Total Liabilities                                    1,969,946            2,508,043

Stockholders' Equity
Preferred stock, par value $25 per share: authorized - 500,000 shares:
   none issued
Common stock, par value $2.50 per share: 50,000,000 shares authorized;
   16,892,913 shares issued and outstanding at December 31, 2001 and
   2000, including 4,979 in treasury                                               42,232               42,232
Capital surplus                                                                    59,174               59,174
Retained earnings                                                                  41,152               67,152
Cost of common stock in treasury                                                     (136)                (136)
Accumulated other comprehensive income (loss)                                       3,927               (4,965)
                                                                       ------------------------------------------
                      Total Stockholders' Equity                                  146,349              163,457
                                                                       ------------------------------------------
              Total Liabilities and Stockholders' Equity                       $2,116,295           $2,671,500
                                                                       ------------------------------------------

CITY HOLDING COMPANY AND SUBSIDIARIES
Loan Portfolio
(unaudited) ($ in 000s)

                                 Dec. 31         Sept. 30        June 30         March 31        Dec. 31
                                 2001 (a)          2001            2001            2001            2000
                              --------------- --------------- --------------- --------------- ---------------
Residential real estate        $   631,103    $   767,018     $   817,082     $   866,194      $   892,734
Home equity                         98,100         71,350          66,728         66,440            66,723
Commercial real estate             284,759        334,503         343,425        344,877           353,026
Other commercial                   145,989        221,822         257,344        272,229           284,844
Installment                        125,236        153,220         176,223        196,943           218,825
Indirect                            86,474         98,109         110,279        123,203           135,589
Credit Card                         18,594         16,912          15,234         15,416            16,418
                              --------------- --------------- --------------- --------------- ---------------
  Gross Loans                   $1,390,255     $1,662,934      $1,786,315     $1,885,302        $1,968,159
                              --------------- --------------- --------------- --------------- ---------------

(a) On November 30, 2001, the Company completed the sale of Del Amo Savings Bank and Frontier State Bank, including approximately $149 million in outstanding loan balances.

CITY HOLDING COMPANY AND SUBSIDIARIES
     Consolidated Average Balance Sheets, Yields, and Rates
(unaudited) ($ in 000's)

                                                     Three months ended December 31,
                                                   2001                           2000
                                        Average               Yield/    Average              Yield/
                                        Balance    Interest    Rate     Balance    Interest   Rate
                                     ----------------------------------------------------------------
Assets
Loan portfolio (1)                   $1,552,323     $32,104    8.27% $1,997,658     $43,992    8.81%
Loans held for sale                           -           -     -        17,660
Securities:
   Taxable                              354,324       3,989    4.50     298,933       4,600    6.16
   Tax-exempt (2)                        61,405       1,185    7.72      89,480       1,698    7.59
                                     ----------------------------------------------------------------
     Total securities                   415,729       5,174    4.98     388,413       6,298    6.49
Retained interest in securitized loans   69,542       2,628   15.12      76,969          48    0.25
Federal funds sold                       69,204         394    2.28       3,608          49    5.43
                                     ----------------------------------------------------------------
     Total earning assets             2,106,798     $40,300    7.65%  2,484,308     $50,387    8.11%
Cash and due from banks                  56,656                          71,144
Bank premises and equipment              45,119                          65,498
Other assets                            107,460                         137,753
Less: allowance for possible
   loan losses                          (56,015)                        (26,958)
                                     ----------------------------------------------------------------
     Total assets                    $2,260,018                      $2,731,745
                                     ----------------------------------------------------------------

Liabilities
Demand deposits                      $  413,932       $ 888    0.86% $  402,172     $ 3,138    3.12%
Savings deposits                        292,197       1,167    1.60     292,815       2,634    3.60
Time deposits                           846,938       9,933    4.69   1,126,690      16,394    5.82
Short-term borrowings                   135,288       1,128    3.34     293,061       4,698    6.41
Long-term debt                           29,511         497    6.74      26,840         287    4.28
Trust preferred securities               90,900       2,087    9.18      87,500       2,004    9.16
                                     ----------------------------------------------------------------
     Total interest-bearing
       liabilities                    1,808,766      15,700    3.47   2,229,078      29,155    5.23
Demand deposits                         273,946                         253,224
Other liabilities                        32,175                          50,656
Stockholders' equity                    145,131                         198,787
                                     ----------------------------------------------------------------
     Total liabilities and
       stockholders' equity          $2,260,018                      $2,731,745
                                     ----------------------------------------------------------------
    Net interest income                             $24,600                         $21,232
                                     ----------------------------------------------------------------
    Net yield on earning assets                                4.67%                           3.42%
                                     ----------------------------------------------------------------

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Average Balance Sheets, Yields, and Rates
(unaudited) ($ in 000's)
                                                    Twelve months ended December 31,
                                                   2001                           2000
                                        Average               Yield/    Average              Yield/
                                        Balance    Interest    Rate     Balance    Interest   Rate
                                     ----------------------------------------------------------------
Assets
Loan portfolio (1)                   $1,758,834    $148,974    8.47% $1,969,785    $171,473    8.71%
Loans held for sale                      12,942       1,062    8.21      82,228       9,040   10.99
Securities:
   Taxable                              303,746      15,518    5.11     278,584      17,389    6.24

   Tax-exempt (2)                        66,688       5,138    7.70      91,663       7,089    7.73
                                     ----------------------------------------------------------------

     Total securities                   370,434      20,656    5.58     370,247      24,278    6.61
Retained interest in securitized loans   71,459       7,430   10.40      76,958         185    0.24
Federal funds sold                       39,935       1,156    2.89       3,755         217    5.78
                                     ----------------------------------------------------------------
     Total earning assets             2,253,604    $179,278    7.96%  2,502,973    $205,393    8.21%
Cash and due from banks                  60,441                          73,282
Bank premises and equipment              51,785                          64,003
Other assets                            111,947                         164,040
Less: allowance for possible
   loan losses                          (45,428)                        (27,279)
                                     ----------------------------------------------------------------
     Total assets                    $2,432,349                      $2,777,019
                                     ----------------------------------------------------------------

Liabilities
Demand deposits                      $  416,281     $ 9,161    2.20% $  408,681    $ 12,514    3.06%
Savings deposits                        291,072       7,300    2.51     312,940      10,792    3.45
Time deposits                           962,671      51,082    5.31   1,083,228      59,450    5.49
Short-term borrowings                   173,974       8,604    4.95     309,330      18,996    6.14
Long-term debt                           31,854       2,147    6.74      69,508       3,987    5.74
Trust preferred securities               88,592       8,121    9.17      87,500       8,017    9.16
                                     ----------------------------------------------------------------
     Total interest-bearing
       liabilities                    1,964,444      86,415    4.40   2,271,187     113,756    5.01
Demand deposits                         274,220                         248,979
Other liabilities                        39,373                          57,151
Stockholders' equity                    154,312                         199,702
                                     ----------------------------------------------------------------

     Total liabilities and
       stockholders' equity          $2,432,349                      $2,777,019
                                     ----------------------------------------------------------------
    Net interest income                             $92,863                         $91,637
                                     ----------------------------------------------------------------
    Net yield on earning assets                                4.12%                           3.66%
                                     ----------------------------------------------------------------

CITY HOLDING COMPANY AND SUBSIDIARIES
Analysis of Risk-Based Capital
(unaudited) ($ in 000's)
                                        Dec. 31       Sept. 30      June 30       March 31      Dec. 31
                                        2001 (a)        2001          2001          2001          2000
                                      ------------- ------------- ------------- ------------- -------------
Tier I Capital:
   Stockholders' Equity                $146,349        $141,364     $146,874       $148,925      $163,457
   Goodwill and Other Intangibles        (7,041)         (7,430)      (7,683)        (7,970)       (8,243)
   Unrealized Losses (Gains)             (3,927)         (6,536)      (4,253)        13,752         4,965
   Qualifying Trust Preferred Stock      47,474          44,938       47,536         54,220        56,135
   Excess Deferred Tax Assets           (29,003)        (29,718)     (35,445)       (30,724)            -
                                      ------------- ------------- ------------- ------------- -------------
Total Tier I Capital                   $153,852        $142,616     $147,029       $178,203      $216,314
                                      ------------- ------------- ------------- ------------- -------------

------------------------------------- ------------- ------------- ------------- ------------- -------------

Total Risk-Based Capital:
   Tier I Capital                      $153,852        $142,616     $147,029       $178,203      $216,314
   Qualifying Allowance for Loan
     Losses                              21,204          24,440       25,183         28,197        30,021
   Qualifying Trust Preferred Stock      40,026          42,562       39,964         33,280        31,365
                                      ------------- ------------- ------------- ------------- -------------
Total Risk-Based Capital               $215,082        $209,618     $212,176       $239,680      $277,700
                                      ------------- ------------- ------------- ------------- -------------

Net Risk-Weighted Assets              $1,668,897     $1,922,434   $1,994,109     $2,248,329    $2,377,799
                                      ------------- ------------- ------------- ------------- -------------

------------------------------------- ------------- ------------- ------------- ------------- -------------

Ratios:
Average Stockholders' Equity to
   Average Assets                         6.42%          6.29%        6.10%           6.30%        7.28%
Risk-Based Ratios:
   Tier I Capital                         9.22%          7.43%        7.13%           7.91%        9.05%
   Total Risk-Based Capital              12.89%         10.91%       10.33%          10.64%       11.61%
   Leverage Capital                       6.92%          6.08%        6.07%           6.93%        7.94%
                                      ------------- ------------- ------------- ------------- -------------

(a) December 31, 2001 risk-based capital ratios are estimated

------------------------------------- ------------- ------------- ------------- ------------- -------------



CITY HOLDING COMPANY AND SUBSIDIARIES
Intangibles
(unaudited) ($ in 000's)
                                                        As of and for the Quarter Ended
                                        Dec. 31       Sept. 30      June 30       March 31      Dec. 31
                                          2001          2001          2001          2001          2000
                                      ------------- ------------- ------------- ------------- -------------

Intangibles, net                          7,041           7,430        7,683        7,970          8,243
Intangibles Amortization Expense            230             253          287          273          1,583

CITY HOLDING COMPANY AND SUBSIDIARIES
Summary of Loan Loss Experience
(unaudited) ($ in 000's)
                                                                 Quarter Ended
                                      ---------------------------------------------------------------------
                                        Dec. 31       Sept. 30      June 30       March 31      Dec. 31
                                          2001          2001          2001          2001          2000
                                      ------------- ------------- ------------- ------------- -------------

Balance at beginning of period          $57,196         $45,748      $38,848      $40,627        $27,219
Charge-offs:
   Commercial                             5,870           1,823        1,833        5,621          2,195
   Real estate - mortgage                 1,989             472          886          797            268
   Installment                            1,582           2,094        1,584        1,789          2,103
                                      ------------- ------------- ------------- ------------- -------------
Total charge-offs                         9,441           4,389        4,303        8,207          4,566

Recoveries:
   Commercial                               503           1,003          527          112            520
   Real estate - mortgage                   241              84                       187             43
   Installment                              362             402          396          399            381
                                      ------------- ------------- ------------- ------------- -------------
Total recoveries                          1,106           1,489          923          698            944

                                      ------------- ------------- ------------- ------------- -------------
Net charge-offs                           8,335           2,900        3,380        7,509          3,622
Provision for loan losses                 1,820          14,348       10,280        5,730         17,030
Balance of institutions sold             (2,046)              -            -            -              -

                                      ------------- ------------- ------------- ------------- -------------
Balance at end of period                $48,635         $57,196      $45,748      $38,848        $40,627
                                      ------------- ------------- ------------- ------------- -------------

Loans Outstanding                     1,390,255       1,662,934    1,786,315    1,885,302      1,968,159
                                      ------------- ------------- ------------- ------------- -------------
Average Loans Outstanding             1,552,323       1,726,843    1,841,321    1,929,375      1,997,658
                                      ------------- ------------- ------------- ------------- -------------
Allowance as a Percent of Loans
   Outstanding                            3.50%          3.44%        2.56%        2.06%           2.06%
                                      ------------- ------------- ------------- ------------- -------------
Net Charge-offs (annualized) as a
   Percent of Average Loans
   Outstanding                            2.15%          0.67%        0.73%        1.56%           0.73%
                                      ------------- ------------- ------------- ------------- -------------

CITY HOLDING COMPANY AND SUBSIDIARIES
Summary of Non-Performing Assets
(unaudited) ($ in 000's)

                                        Dec. 31       Sept. 30      June 30       March 31      Dec. 31
                                          2001          2001          2001          2001          2000
                                      ------------- ------------- ------------- ------------- -------------
Nonaccrual Loans                        $23,777      $28,044         $29,787      $16,917        $16,676
Accruing Loans Past Due 90
   Days or More                           4,915        3,916           6,316        3,172          3,350
Restructured Loans                          167          902             483          486            300
                                      ------------- ------------- ------------- ------------- -------------
   Total Non-Performing Loans            31,558       32,862          36,586       20,575         20,326
Other Real Estate Owned                   2,866        2,836           3,971        3,726          3,488
                                      ------------- ------------- ------------- ------------- -------------
   Total Non-Performing Assets          $34,424      $35,698         $40,557      $24,301        $23,814
                                      ------------- ------------- ------------- ------------- -------------


Non-Performing Assets as a Percent
   of Loans and Other Real Estate         2.47%        2.14%          2.27%        1.29%           1.21%
   Owned
                                      ------------- ------------- ------------- ------------- -------------
